Exhibit 99.1
N E W S   R E L E A S E

CONTACT:	Michael Berman (800) 247-5279	FOR IMMEDIATE RELEASE March 11, 2011
ELS PRESENTATION AT CITI CEO CONFERENCE
CHICAGO, IL — March 11, 2011 — Equity LifeStyle Properties, Inc. (NYSE: ELS) today announced that the Company will make a presentation at the Citi 2011 Global Property CEO Conference on Tuesday, March 15, 2011. Tom Heneghan, ELS’ CEO, will conduct a roundtable presentation at 3:35pm Eastern time. The live presentation can be accessed via teleconference at (877) 211-0500 using passcode: 2038645. International callers should dial (201) 984-1145 using passcode: 2038645. This will be a listen only broadcast. A replay of the presentation will not be available.
     This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used, words such as “anticipate,” “expect,” “believe,” “project,” “intend,” “may be” and “will be” and similar words or phrases, or the negative thereof, unless the context requires otherwise, are intended to identify forward-looking statements. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, including, but not limited to:
•	the Company’s ability to control costs, real estate market conditions, the actual rate of decline in customers, the actual use of sites by customers and its success in acquiring new customers at its Properties (including those recently acquired);

•	the Company’s ability to maintain historical rental rates and occupancy with respect to Properties currently owned or that the Company may acquire;

•	the Company’s assumptions about rental and home sales markets;

•	in the age-qualified Properties, home sales results could be impacted by the ability of potential homebuyers to sell their existing residences as well as by financial, credit and capital markets volatility;

•	results from home sales and occupancy will continue to be impacted by local economic conditions, lack of affordable manufactured home financing and competition from alternative housing options including site-built single-family housing;

•	impact of government intervention to stabilize site-built single family housing and not manufactured housing;

•	the completion of future acquisitions, if any, and timing with respect thereto and the effective integration and successful realization of cost savings;

•	ability to obtain financing or refinance existing debt on favorable terms or at all;

•	the effect of interest rates;

•	the dilutive effects of issuing additional securities;

•	the effect of accounting for the entry of agreements with customers representing a right-to-use the Properties under the Codification Topic “Revenue Recognition”; and

•	other risks indicated from time to time in the Company’s filings with the Securities and Exchange Commission.
     These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.
     Equity LifeStyle Properties, Inc. owns or has an interest in 307 quality properties in 27 states and British Columbia consisting of 111,002 sites. The Company is a self-administered, self-managed, real estate investment trust (REIT) with headquarters in Chicago.